                                                                   Exhibit 10.27

                                   AGREEMENT

     Agreement dated July 17, 2001, between PATRICK J. CATANIA, of 9737 S. Damen, Chicago, Illinois 60643 ("Catania") and BOARD OF TRADE OF THE CITY OF CHICAGO, a Delaware corporation, with its principal office at 141 W. Jackson Blvd., Chicago, IL 60604 ("the Company").

     WHEREAS, Catania is currently serving as Executive Vice President, Market and Product Development, of the Company pursuant to election by the Company's Board of Directors (the "Board") and under the provisions of an Executive Employment Agreement dated May 18, 1999 and amended as of February 28, 2001 (which Executive Employment Agreement and the amendment thereto are hereafter called the "Amended Executive Employment Agreement");

     WHEREAS, pursuant to the terms of the Amended Executive Employment Agreement, Catania's term of employment will expire no earlier than July 18, 2002;

     WHEREAS, the Board wishes to restructure certain managerial positions;

     WHEREAS, the Company and Catania desire that the Company be given the maximum flexibility in pursuing this restructuring; and

     WHEREAS, toward the achievement of this end, Catania and the Company have reached agreement on the terms on which the Amended Executive Employment Agreement would be terminated, Catania would resign as an officer of the Company, and he would be offered the opportunity to agree to perform certain services on an as-needed basis in return for the opportunity for certain early retirement benefits from the Company on terms further outlined in the present Agreement;

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Catania and the Company agree as follows:

                                   ARTICLE I

                   Resignation of Catania as Vice President,
                           Marketing and Development

     Section 1.1. Termination of Amended Executive Employment Agreement. The Amended Executive Employment Agreement, a copy of which is attached as Exhibit A, is hereby terminated and replaced by this Agreement.

     Section 1.2. Resignation of Catania as Officer of the Company. Immediately upon ratification of this Agreement by the Board or its duly authorized representative, Catania shall submit his resignation as an officer of the Company and of any of its subsidiaries or affiliates. The letter shall be submitted in the form attached as Exhibit B to this Agreement.

     Section 1.3. Duties and Responsibilities.

     (a) Following his resignation as an officer of the Company, Catania will continue as an employee of the Company until June 6, 2003, and thereafter on a month-to-month basis until terminated by either Catania or the Company.

     (b) Catania shall perform services for the Company relating to matters within the purview of Catania's prior employment with the Company on an as-needed basis, with times and conditions to be as mutually agreed by Catania and the Company.

     (c) Catania shall have no authority to bind or speak for the Company.

     (d) Catania shall be classified as a regular full-time employee but shall have the right to take one or more paid leaves of absence during such periods as he is not performing services pursuant to (b) above, provided that no single leave of absence shall be of more than 6 months' duration.

     Section 1.4. Early Retirement. The Company intends to offer Catania the right to early retirement in accordance with an early retirement incentive program under the Company's Qualified Pension Plan. Under such program, Catania shall be eligible for all insurance coverages made available to other retirees under the Company's group health plan. In the event that the Company should henceforth amend the provisions of its group health plan to eliminate retiree coverage, or shall be unable to offer Catania the right to participate in the Company's group health plan as a retiree, Catania shall retain the option of requiring that the Company provide him and his immediate family with medical and dental coverage pursuant to the terms that would have been available to him if he had retired prior to such elimination, with the cost to be paid by Catania as set forth in section 2.06 of the Amended Executive Employment Agreement; provided, that the obligation of the Company to provide continuing coverage outside the Company's group health plan shall terminate in the event that substantially equivalent coverage at no materially greater cost is made available to Catania through a subsequent employer.

     Section 1.5. Right to engage in other business or employment. The Exchange expressly understands and agrees that Catania may seek and secure additional outside employment at any time following the execution of this Agreement, and such employment will in no way affect any rights or entitlements to Catania under this Agreement, provided; however,

Catania hereby agrees that all information, whether written or oral, relating to the Company or received by the Company from a third party pursuant to confidentiality restrictions, which was provided to Catania or to which Catania became aware of while employed at the Company shall be considered proprietary and confidential information of the Company ("Confidential Information").

     For purposes of this Agreement, Confidential Information shall include, but not be limited to, any and all trade secrets and information regarding Company products, customers, members, member firms, employees, business plans, finances, and technological developments and programs. Confidential Information shall not include information which: a) was known to Catania outside the terms of his employment at the Company; b) is publicly known; c) has been disclosed to Catania by a third party without a breach of any obligation of confidentiality; or d) is disclosed pursuant to court order, duly authorized subpoena or government authority.

     Section 1.6. Announcement of Resignation as Officer. On the day Catania submits his resignation as an officer of the Company pursuant to this article, the Board shall issue the press release attached hereto as Exhibit C. Any comment by the Company or its Board or by Catania to the news media about this resignation shall be consistent with Exhibit C and with the nondisparagement provisions in this Agreement.

                                  Article II
                     Monetary Payments and Other Benefits
                            During Leaves of Absence

     Section 2.1. Salary. Until June 6, 2003, Catania shall continue to receive his salary at the rate specified in Section 2.01 of the Amended Executive Employment Agreement. After June 6, 2003, until his retirement Catania shall receive such compensation as may be mutually agreed by Catania and the Company.

    Section 2.2. Certain insurance benefits for Catania. Until June 6, 2003, or until the death of Catania, whichever occurs first, or until such later date hereinafter set forth with respect to specified benefits, the Company shall provide the following insurance benefits for Catania in the same amounts and on the same terms as are available to other senior executives:

     (i) Health and dental insurance for Catania and his dependents, under the Company's Health Plan and Dental Plan, until Catania's termination of employment or retirement;

     (ii) Continued participation in the "Execu-Care" Medical Reimbursement and Accidental Death; & Dismemberment programs in which Catania has participated as Executive Vice President, Market and Product Development of the Company;

     (iii) Long-term disability insurance coverage;

     (iv) Continued insurance coverage on Catania's life in such amount as the insurance that is currently provided to Catania by virtue of his employment at the Company, whether through whole-life or term life policies (excluding any insurance Catania's life as to which the beneficiary is the Company rather than a beneficiary named by Catania);

     (v) Continued accidental death and dismemberment insurance of Catania in such amounts and on such terms as are currently provided to Catania by virtue of his employment at the Company.

     The insurance coverage required by this subsection 2.2 may be provided to Catania through continued coverage of Catania through the Company's existing plans, through purchase by the Company of new policies providing such coverage to Catania, or by any other mutually agreeable method of providing such coverage. As between Catania and the Company, the cost of providing such coverage shall continue to be borne in the same manner for each coverage as it is borne for other senior executives.

     (vi) In the event of Catania's death prior to the date he takes early retirement pursuant to the provisions of section 1.4 of this Agreement, the Company will provide medical and dental coverage to Catania's immediate family on the same terms that are offered to retirees at such time, but with payment of the cost of such coverage to be paid in accordance with section 2.06 of the Amended Executive Employment Agreement; provided, that the obligation of the Company to provide medical and dental coverage (other than as may be required under COBRA) shall terminate in the event that substantially equivalent coverage at no materially greater cost is made available to Catania's family through another employer, remarriage of Catania's wife or otherwise.

     Section 2.3. Retirement benefits. The parties understand that Catania will continue participating as a "covered employee" in the Company's Qualified Savings Plan, Non-Qualified Savings Plan, Qualified Pension Plan, and Non-Qualified Pension Plan so long as he continues as an employee of the Company.

     (a) Credited service upon early retirement. The Company intends to offer Catania early retirement to be effective as of June 6, 2003. Under the anticipated early retirement program, the Company, in calculating his pension (or his lump-sum distribution in lieu of pension) under the Qualified Pension Plan, shall include in Catania's period of credited service all service through December 11, 2004. If the terms of the Qualified Pension Plan are not amended to permit including such time in the period of credited service through an early retirement incentive program, the Company shall make a separate payment to Catania calculated under proper actuarial principles to compensate him for the difference in the amount of his pension under the Qualified Pension Plan (calculated, in the event of his death, as if his date of death were a date of termination of employment) and what that pension would have been had Catania been credited with service through December 11, 2004, with benefits based on the high 60-month compensation for periods of service ending on or prior to June 6, 2003. In such case, the Company shall disclose to Catania the basis on which it makes this separate payment.

     (b) Payments on account of Benefit Plans in the event of Catania's death. If the terms of any of Plan Documents referred to in this section 2.3 would have called for payments to be made following Catania's death had he continued as the Company's Executive Vice President, Market and Product Development, and died before July 18, 2002, then such payments will be made in the event Catania dies before June 6, 2003.

     Section 2.4. Legal fees. The Company shall reimburse Catania up to a maximum of $5000, for the reasonable legal fees and expenses he has incurred as a result of the negotiation and preparation of this Agreement.

                                  ARTICLE III

                                 Miscellaneous

     Section 3.1. Company successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. Without limiting the generality of the foregoing, the rights and obligations of the Company under this Agreement shall be binding upon (a) any corporation or other business entity that shall henceforth acquire some or all of the assets of the Company; (b) any corporation or other business entity that shall henceforth be created in such a restructuring to conduct a part or all of the Company's business operations; and
(c) any corporation or other business entity with which the Company shall henceforth merge.

     Section 3.2. Catania's successors. Catania's rights and obligations under this Agreement (other than rights or benefits payable under the qualified plans, which shall be governed in accordance with the terms of those plans) shall inure to the benefit of and be binding upon his heirs, beneficiaries, successors, and legal representatives.

     Section 3.3. Nondisparagement obligations. Catania shall refrain from making any statements to representatives of the news media, to employees or former employees of the Company, to present or former members of the Board, or to other persons which disparage or criticize the Company, the Chairman of the Board, the Board or its members, the Company's management, or the Company's business plans, including, but not limited to, its efforts to restructure its business operations. The Company (including its officers and directors) shall refrain from making any statements to representatives of the news media, to employees or former employees of the Company, to present or former members of the Board (except such confidential disclosures as may be reasonably required in connection with the performance of their duties to the Board), or to other persons which disparage or criticize Catania or his performance while an officer of the Company.

     Section 3.4. Amendments. No waiver, modification, or amendment of any provision hereof shall be effective unless authorized by the Board and executed in writing on behalf of the Company by an authorized officer. Any such waiver, modification, or amendment shall require the written consent of Catania.

     Section 3.5. Indemnification. This Agreement shall not affect Catania's rights to indemnification by the Company for past conduct under the Board's policy of indemnifying officers and directors. The Company will reimburse Catania for the reasonable legal fees and costs he incurs as a result of any legal challenge that may be made to the enforceability or legality of this Agreement.

     Section 3.6. Release of Company By Catania. In consideration of the payments and other obligations by the Company under this Agreement, Catania, on behalf of himself and his heirs, successors and assigns, hereby releases the Company, the Company's subsidiaries and affiliates, its successors, and all of the directors, officers, employees, agents, and attorneys of the Company and its subsidiaries and affiliates, from any claims of any kind based on events preceding the execution of this Agreement arising out of Catania's past employment with the Company or his resignation as Executive Vice President, Market and Product Development.

     Section 3.7. Release of Catania By Company. In consideration of Catania's resignation and the other obligations assumed by him under this Agreement, the Company, on behalf of itself, its subsidiaries and affiliates, and its successors, hereby releases Cantania from any claims of any kind based on events preceding the execution of this Agreement arising out of Catania's employment with the Company, his resignation, and the termination of his employment.

     Section 3.8. Authority of the Board. Attached hereto and made a part hereof as Exhibit D is a certified copy of the provision incorporated into the Company's Articles of Incorporation, authorizing the President of the Company to execute this Agreement on behalf of the Company.

     Section 3.9. Waiver. Any failure by either party to this Agreement to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of any other provision hereof.

     Section 3.10. Headings. The Article and Section headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 3.11. Applicable law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

     Section 3.12. Counterparts. This Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its President and Catania has signed this Agreement as of the days below written.



/s/ Patrick J. Catania              7/16/01
-------------------------       ---------------
PATRICK J. CATANIA                  DATE:

CHICAGO BOARD OF TRADE:


/s/ David J. Vitale
-------------------------------------
DAVID J. VITALE, as
President


WITNESS:


/s/ Paul Draths
-------------------------------------
Secretary
Board of Trade of the City of Chicago

                                AMENDMENT NO. 1
                                      TO
                        EXECUTIVE EMPLOYMENT AGREEMENT

                              PATRICK J. CATANIA
           EXECUTIVE VICE PRESIDENT, MARKET AND PRODUCT DEVELOPMENT
                 BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

     THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this
"Amendment"), dated as of February 28, 2001, is between the Board of Trade of the City of Chicago, Inc., a Delaware corporation and successor by merger to Board of Trade of the City of Chicago, an Illinois corporation (the "Company"), and Patrick J. Catania ("Executive"). Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Agreement (as defined below).

     WHEREAS, the Executive is currently serving as Executive Vice President, Market and Product Development, of the Company;

     WHEREAS, the Executive and the Company are parties to that certain Executive Employment Agreement, dated as of May 18, 1999 (the"Agreement"), which sets forth the terms and conditions of the Company's employment of the Executive as the Company's Executive Vice President, Market and Product Development, including, among other things, the term of Executive's exclusive employment with the Company; and

     WHEREAS, the parties hereto desire to make certain changes to the terms and provisions of the Agreement,

     NOW, THEREFORE, in consideration of the foregoing and of the agreements and covenants contained herein, the parties hereto hereby agree as follows:

     1.   Amendments. The Agreement is hereby amended as follows:

     (a) Section 1.01 of the Agreement is hereby amended by deleting the first two (2) sentences of Section 1.01 in their entirety and replacing them with the following:

     "The Company hereby employs the Executive as its Executive Vice President, Market and Product Development, and the Executive shall remain in such position while employed by the Company for a term commencing on May 18, 1999 and ending on May 18, 2002 (the "Term End Date"); provided that, for each calendar month following

     May 18, 2001 that the Executive fulfills all of his obligations under, and does not violate any of the terms and provisions of, this Executive Employment Agreement, as amended, during such month (each such month, an "Extension Period"), the Term End Date shall be extended for one calendar month; provided furthe, that the Company or Executive may give notice to the other party at any time during any Extension Period that it does not wish to further extend the Term End Date, in which case, the Term End Date shall be the end of the twelfth calendar month following the Extension Period such notice is given (as extended or not, the "Employment Period")."

     (b) Section 2.01 of the Agreement is amended by deleting the clause immediately following the colon in the first sentence of Section 2.01 in its entirety and replacing, it with the following:

     "Effective as of January 1, 2001 and during the remainder of the Employment Period, the Executive's minimum annual salary shall be Five Hundred Thousand Dollars ($500,000)."

     2.   Release by Executive.

     (a) Executive (for himself, his heirs, assigns or executors) releases and forever discharges the Company, any of its affiliates, and its and their directors, officers, agents and employees (the "Released Entities") from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys' fees, Liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date of this Amendment ("Claims"), of any kind, which relate in any way to Executive's employment with the Company.

     (b) In signing this Amendment, Executive acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Amendment shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this Amendment and without such waiver the Company would not have agreed to the benefits described in Section 1 hereof. Executive further agrees that in the event he brings his own Claim in which he seeks damages against the Company, or in the event he seeks to recover against the Company in any Claim brought by a governmental agency on his behalf, this Amendment shall serve as a complete defense to such Claims.

     3. Miscellaneous

     (a) Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the Laws of the State of Illinois, without regard to its conflicts of law doctrine.

     (b) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

     (c) Assignment. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties.

     (d) Headings. The headings in this Amendment are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Amendment.

     (e) Effect of Amendment. Except as provided in this Amendment, all provisions of the Agreement are affirmed in all respects and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

                                       BOARD OF TRADE OF THE CITY
                                       OF CHICAGO, INC.


                                       By: /s/ Nickolas J. Neubauer
                                           -------------------------------------
                                       Name:  Nickolas J. Neubauer
                                       Title: Chairman of the Board



                                       /s/ Patrick J. Catania
                                       -----------------------------------------
                                       Patrick J. Catania


WITNESS:


By: /s/ Paul J. Draths
    ----------------------------
Name:  Paul J. Draths
Title: Secretary

Draft

For Immediate Release                                Contact: David P. Prosperi
                                                              312-435-3456
                                                              dpro72@cbot.com
                                                              ---------------

CBOT Announces Resignation of Catania as Executive Vice President

Chicago, July 18 - The Chicago Board of Trade (CBOT(R)) today announced the resignation of Patrick J. Catania as Executive Vice President for Business Development, effective today. Catania played a leadership role in the development of new products and markets, as well as the marketing of the CBOT(R)'s agricultural, financial and equity products, during his 20-year tenure at the exchange. He has been involved in the global futures industry for over 30 years.

Of his resignation, Catania said, "The Chicago Board of Trade is at a critical juncture in its long and successful lifetime, and my stepping down provides David Vitale with some much needed flexibility to structure the exchange in order to meet the many challenges that lie ahead."

CBOT(R) President and CEO David J. Vitale said, "Pat has served our members and member firms, customers and fellow employees with great distinction throughout his years of service with the exchange. His experience and his knowledge of the global commodity and financial markets have resulted in tremendous contributions to the Chicago Board of Trade."

A member of many agricultural and financial market associations, Catania has been a frequent speaker at industry meetings and conferences, and has published many articles and several textbooks both independently and on behalf of the CBOT(R). He maintains strong ties to the Asian and European markets, and intends to provide consultancy services in marketing and product development to the global financial services industry.

                                                   [LOGO] Chicago Board of Trade

Patrick J. Catania
Executive Vice President
Business Development

     July 4, 2001


     Mr. David Vitale
     President and CEO
     Chicago Board of Trade
     141 West Jackson Blvd.
     Chicago, IL 60604

     Dear David:

     I hereby resign my position as Executive Vice President for Business Development, effective July 18, 2001.

     I have enjoyed a long and successful tenure as an officer of the Chicago Board of Trade. I fully realize and appreciate the task before you, and I believe my resignation, will give you greater flexibility and therefore a higher probability for success in meeting the challenges before you.

     I would like to thank you and the Board of Directors for the consideration afforded me in making this difficult decision.

     Sincerely,

     /s/ Patrick J. Catania
     Patrick J. Catania



141 W. Jackson Blvd., Suite 2210
Chicago, Illinois 60604-2994
312 435-7201
Fax 312 341-5938

                                   EXHIBIT B

                              BOARD OF DIRECTORS
                              ------------------

     The Board of Directors shall be subject to the provisions set forth below:

     Section 1. Chairman of the Board. The Chairman of the Board shall be the presiding officer of all membership and Board meetings and shall exercise such powers and perform such duties as generally appertain to that office. Subject to the approval of the Board, he may appoint special committees and all other committees where the method of appointment is not otherwise provided for, and may temporarily fill any vacancy in any appointive office other than Non-Member Director.

     Section 2. First Vice Chairman and Second Vice Chairman. The First Vice Chairman of the Board ("First Vice Chairman") shall perform the duties of the Chairman of the Board in his absence or disability. In the absence or disability of the Chairman of the Board and the First Vice Chairman, the Second Vice Chairman of the Board ("Second Vice Chairman") shall perform the duties of the Chairman of the Board. In the absence or disability of the Chairman of the Board and the First Vice Chairman and the Second Vice Chairman, the Board may choose temporarily an Acting Chairman of the Board.

     Section 3. President. (1) The Board may elect a President of the Corporation, who shall be a non-member, by the affirmative vote of at least two-thirds of the full Board; (2) the Board is expressly authorized, by such affirmative vote, to fix the compensation of such President to prescribe the duties to be performed by him and to prescribe a tenure of office which tenure shall be subject to termination for good cause or otherwise, by a Vote of not less than two-thirds of the full Board; and (3) the Board is expressly authorized to delegate to the President full power to carry on the day-to-day activities of the Corporation, reserving to itself in such case the authority to review the activities of the President and to determine the policies of the Corporation.

     Section 4. President's Duties. (1) The President shall be the Chief Executive Officer of the Corporation responsible to the Board for the management and administration of its business affairs; (2) he shall serve as chief liaison between the Corporation and the public, including federal, state and local government agencies; (3) he shall be a non-voting Director of the Corporation and a non-voting member of the Executive Committee and shall be included for purposes of determining whether a quorum of the Board of Directors or the Executive Committee is achieved; (4) he shall be an ex officio non-voting member of all appointed and special committees of the Corporation of which he is not a regular member, (5) he shall employ such subordinate administrative personnel as he may determine from time to time are required for the efficient management and operation of the Corporation, and shall establish the qualifications, duties and responsibilities of all subordinate administrative personnel; (6) subject to the approval of the Board, he shall fix the compensation, terms and conditions of employment of all subordinate administrative personnel, and may terminate the employment of such personnel; (7) he shall supervise the activities of the Departments of the Corporation; (8) he shall execute all contracts on behalf of the Corporation; (9) he shall not engage in any other business during his incumbency as President, nor shall he trade for his own account or for the account of others in any commodity which is traded on the Board of Trade of the City of Chicago, and (10) by his acceptance of the office of President, he shall be deemed to have agreed and he shall have agreed to uphold the Certificate of Incorporation, and Bylaws, and the Rules, Regulations and Interpretations, of the Corporation. The Board may confer upon the President such other and additional rights and responsibilities as it may deem warranted; provided, however, that the Board shall not confer upon the President the power to formulate the policies of the Corporation or to take disciplinary action, arbitrate disputes or adjust claims against members except in his capacity as Director upon review of such matters.

                                      B-2